SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ROYAL BODYCARE, INC.

(Exact name of registrant as specified in its charter)

Nevada	91-2015186
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2301 Crown Court

Irving, Texas 75038

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Class

Common Stock, $0.001 par value

Item 1. Description of Registrant’s Securities to be Registered.

Introduction

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share. As of October 9, 2003, there were 19,956,294 shares of common stock outstanding, held of record by 568 stockholders.

The following description of our capital stock is intended as a summary and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, which were filed as exhibits to our Form 10-K for the year ended December 31, 1999, and to Nevada corporate law.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Generally, except as otherwise provided by law, all matters on which stockholders vote, including amendments to our Articles of Incorporation, must be approved by a majority of the votes entitled to be cast by all shares of common stock.

Dividends. Holders of our common stock will share ratably in any dividend declared by our Board of Directors out of funds legally available for dividends, which may be paid in cash, in property, or in shares of our common stock.

Other Rights. In the event of any merger or consolidation of the Company with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

If we are liquidated, dissolved or wound up, all holders of our common stock are entitled to share ratably in any assets available for distribution, after all of our other creditors have been satisfied.

After the amount of any subscription price, or par value, has been paid in, holders of our common stock are not subject to assessment to pay the debts of the Company. There are no conversion, redemption or sinking fund provisions applicable to the common stock. Holders of our common stock do not have any preemptive rights to purchase additional shares of our common stock.

Neither our Articles of Incorporation nor our Bylaws include a provision that discriminates against any holder of our common stock as a result of such holder owning a substantial amount of common stock. There are no outstanding registration rights with respect to our common stock, and there are no restrictions on the alienability of our common stock.

Item 2. Exhibits

3.1 Articles of Incorporation, incorporated by reference to the Annual Report on Form 10-K filed April 26, 2000

3.2 By-Laws, incorporated by reference to the Annual Report on Form 10-K filed April 26, 2000

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ROYAL BODYCARE, INC.

Date: October 9, 2003	By:	/s/ Steven E. Brown

Steven E. Brown, Chief Financial Officer